As filed with the Securities and Exchange Commission on May 16, 2024

Registration Nos. 33-34099

33-87672

333-89723

333-87306

333-140847

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT NO. 33-34099

REGISTRATION STATEMENT NO. 33-87672

REGISTRATION STATEMENT NO. 333-89723

REGISTRATION STATEMENT NO. 333-87306

REGISTRATION STATEMENT NO. 333-140847

UNDER

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in charter)

New Jersey	22-2953275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony J. Labozzetta

President and Chief Executive Officer

Provident Financial Services, Inc.

239 Washington Street

Jersey City, New Jersey 07302

(732) 590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statements on Form S-3D (the “Registration Statements”) is being filed by Lakeland Bancorp, Inc. (“Lakeland”) to terminate all offerings under the Registration Statements and to deregister any and all shares of Lakeland common stock, no par value (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•

Registration Statement on Form S-3D, File No. 33-34099, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 1990, registering 100,000 Shares for issuance under the Lakeland Bancorp, Inc. Automatic Dividend Reinvestment and Stock Purchase Plan.

•

Registration Statement on Form S-3D, File No. 33-87672, filed with the SEC on December 21, 1994, registering 200,000 Shares for issuance under the Lakeland Bancorp, Inc. Automatic Dividend Reinvestment and Stock Purchase Plan.

•

Registration Statement on Form S-3D, File No. 333-89723, filed with the SEC on October 27, 1999, registering 300,000 Shares for issuance under the Lakeland Bancorp, Inc. Automatic Dividend Reinvestment and Stock Purchase Plan.

•

Registration Statement on Form S-3D, File No. 333-87306, filed with the SEC on May 1, 2002, registering 400,000 Shares (and associated stock purchase rights) for issuance under the Lakeland Bancorp, Inc. Automatic Dividend Reinvestment and Stock Purchase Plan.

•

Registration Statement on Form S-3D, File No. 333-140847, filed with the SEC on February 23, 2007, registering 1,000,000 Shares (and associated stock purchase rights) for issuance under the Lakeland Bancorp, Inc. 2007 Automatic Dividend Reinvestment and Stock Purchase Plan.

On May 15, 2024, pursuant to the Agreement and Plan of Merger, dated as of September 26, 2022, by and among Provident Financial Services, Inc., a Delaware corporation (“Provident”), NL 239 Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Provident (“Merger Sub”) and Lakeland, as amended by Amendment No. 1 thereto, dated as of December 20, 2023, and Amendment No. 2 thereto, dated as of March 29, 2024 (as so amended, the “Merger Agreement”), Provident and Lakeland merged (the “Merger”), with Provident as the surviving corporation.

In connection with the Merger, Lakeland has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment, any of the securities that remain unsold or unissued at the termination of the offering, Lakeland hereby amends the Registration Statements by deregistering all shares (and associated stock purchase rights, if any) that remain unsold or unissued under the Registration Statements as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Lakeland certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3D and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on this May 16, 2024.

PROVIDENT FINANCIAL SERVICES, INC.
as successor by merger to Lakeland Bancorp, Inc.

By:	/s/ Thomas M. Lyons
Thomas M. Lyons
Senior Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3D in reliance upon Rule 478 of the Securities Act.